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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                              ATC TECHNOLOGY CORP.
       -------------------------------------------------------------------
                                (Name of Issuer)


                                     COMMON
       -------------------------------------------------------------------
                         (Title of Class of Securities)


                                    00211W104
       -------------------------------------------------------------------
                                 (CUSIP Number)



       -------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_| Rule 13d-1(b)

        |_| Rule 13d-1(c)

        |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

         Persons who respond to the collection of information contained in this form are not required to respond unless the form
                 displays a currently valid OMB control number.

SEC 1745 (8-07)

CUSIP No. 00211W104                  13G/A                     Page 2 of 5 Pages


______________________________________________________________________________
1.   NAMES OF REPORTING PERSONS

               FIRST MANHATTAN CO.             13-1957714

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (see instructions)                                          (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                        New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER                                  345,800

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER                                742,754

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER                             345,800

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER                           788,789

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    1,134,589



________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     (see instructions)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                      5.67%



________________________________________________________________________________
12.  TYPE OF REPORTING PERSON* (see instructions)

                BD, IA, PN

________________________________________________________________________________

CUSIP No.00211W104                     13G/A               Page 3 of 5 Pages



________________________________________________________________________________
Item 1(a).  Name of Issuer:

               ATC TECHNOLOGY CORP.
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

               1400 OPUS PLACE, SUITE 600
               DOWNERS GROVE, IL  60515


________________________________________________________________________________
Item 2(a).  Name of Person Filing:

        FIRST MANHATTAN CO.
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

        437 MADISON AVENUE
        NEW YORK, NY  10022

________________________________________________________________________________
Item 2(c).  Citizenship:

                U.S.A.

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

                COMMON

________________________________________________________________________________
Item 2(e).  CUSIP Number:

                00211W104

________________________________________________________________________________
Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

        (b) [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

        (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

        (e) [X] An investment adviser in accordance with Section 240.13d-1(b)(1)
                (ii)(E);

        (f) [_] An employee benefit plan or endowment fund in accordance with
                Section 240.13d-1(b)(1)(ii)(F);

        (g) [_] A parent holding company or control person in accordance with
                Section 240.13d-1(b)(1)(ii)(G);

        (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) [_] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

CUSIP No.00211W104                  13G/A                    Page 4 of 5 Pages


________________________________________________________________________________
Item 4.  Ownership.

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:      1,134,589

     (b)  Percent of class:                  5.67%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote                345,800


          (ii)  Shared power to vote or to direct the vote              742,754



          (iii) Sole power to dispose or to direct the disposition of   345,800


          (iv)  Shared power to dispose or to direct the disposition oF 788,789


________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                        NOT APPLICABLE

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


                        NOT APPLICABLE
________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.


                        NOT APPLICABLE
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

                        NOT APPLICABLE

Item 10. Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 11, 2010
                                        ----------------------------------------
                                                        (Date)


                                                /s/ Neal K. Stearns
                                        ----------------------------------------
                                                      (Signature)

                                                Neal K. Stearns
                                                Senior Managing Director
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).